                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material under Rule 14a-12

                           Accelerated Networks, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                           ACCELERATED NETWORKS, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 28, 2001

To our Stockholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Accelerated Networks, Inc., a Delaware corporation (the "Company"), will be held on Friday, December 28, 2001, at 10:00 a.m. Pacific Time at the Hyatt San Jose, 1740 North First Street, San Jose, California for the following purposes as more fully described in the Proxy Statement accompanying this
Notice:

          1. To elect two directors to serve for a three-year term ending in the year 2004 or until their successors are duly elected and qualified;

          2. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending December 31, 2001; and

          3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Only stockholders of record at the close of business on November 29, 2001, are entitled to notice of and to vote at the Annual Meeting. Our stock transfer books will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices.

     All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

                                          Sincerely,

                                          GARY J. SBONA

                                          GARY J. SBONA
                                          Chairman of the Board of Directors and
                                          Chief Executive Officer

Moorpark, California
December 5, 2001

     YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                       (ACCELERATED NETWORKS, INC. LOGO)

                           ACCELERATED NETWORKS, INC.
                               301 SCIENCE DRIVE
                           MOORPARK, CALIFORNIA 93021

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 28, 2001

GENERAL

     The enclosed proxy ("Proxy") is solicited on behalf of the Board of Directors of Accelerated Networks, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Friday, December 28, 2001 (the "Annual Meeting"). The Annual Meeting will be held at the Hyatt San Jose, 1740 North First Street, San Jose, California. These proxy solicitation materials were first mailed on or about December 5, 2001, to all our stockholders entitled to vote at the Annual Meeting.

VOTING

     The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. On November 29, 2001, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 50,630,912 shares of our common stock, par value $0.001, were issued and outstanding. No shares of our preferred stock, par value $0.001, were outstanding. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on November 29, 2001.

     The presence at the Annual Meeting, either in person or by proxy, of holders of shares of outstanding stock entitled to vote and representing a majority of the voting power of such shares shall constitute a quorum for the transaction of business. For Proposal One regarding the election of directors, the two nominees receiving the highest number of affirmative votes shall be elected. Proposal Two requires the affirmative vote of the holders of common stock representing a majority of the voting power present or represented by proxy and voting at the Annual Meeting and entitled to vote on the subject matter.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

PROXIES

     If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors proposed by the Board unless the authority to vote for the election of such directors is withheld and, if no contrary instructions are given, the proxy will be voted FOR the ratification of our independent auditors as described in the accompanying Notice and Proxy Statement. You may revoke or change your Proxy at any time before the Annual Meeting by filing with our Chief Financial Officer at our principal executive offices at 301 Science Drive, Moorpark, California 93021, a notice of revocation or another signed Proxy with a later date. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

SOLICITATION

     This solicitation is made on behalf of the Board of Directors and we will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by directors, officers or employees of the company. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by mail.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR OUR 2002 ANNUAL MEETING

     We currently believe that the date of our 2002 Annual Meeting will be on or about May 31, 2002. Accordingly, proposals of our stockholders that are intended to be presented by such stockholders at the next year's annual meeting of stockholders must be received no later than January 31, 2002, in order that they may be included in the proxy statement and form of proxy relating to that meeting. In addition, the proxy solicited by the Board of Directors for next year's annual meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal not later than March 15, 2002.

                   MATTERS TO BE CONSIDERED AT ANNUAL MEETING

                      PROPOSAL ONE: ELECTION OF DIRECTORS

GENERAL

     Our Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of directors with staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. Our Board currently consists of six persons, with one vacancy. The Class I directors, whose term of office expires at the Annual Meeting, currently consists of one director and one vacancy. The directors elected to this class will serve for a term of three years, expiring at the 2004 annual meeting of stockholders or until their successors have been duly elected and qualified. The nominees listed below are currently directors of our company. One of the nominees, Mr. Sbona, is currently a Class III director whose term expires upon the 2003 Annual Meeting. Mr. Sbona has agreed to stand for election as a Class I director at this Annual Meeting. If Mr. Sbona is elected as a Class I director at this Annual Meeting, he will vacate his position as a Class III director and there will be a vacancy in that class. We do not intend to fill that vacancy at this time. Accordingly, if this proposal is approved, the Board will consist of six persons, with this class consisting of two directors, a second class consisting of two directors and a third class consisting of two directors with one vacancy.

     The nominees for election have agreed to serve if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below. The proxy holders may not vote for a greater number of persons than two.

NOMINEES FOR TERM ENDING UPON THE 2004 ANNUAL MEETING OF STOCKHOLDERS

     Robert F. Kuhling, Jr., 53, has served as a director of our company since May 1998. Mr. Kuhling has been a managing director and general partner of several venture capital funds managed by ONSET Ventures, a venture capital firm, since 1987. He also serves as a director of Curon Medical, a developer and manufacturer of medical devices for the treatment of digestive system disorders, Gadzoox Networks, Inc., a storage area networking company, and several private companies. Mr. Kuhling holds an M.B.A. from Harvard University and an A.B. in economics from Hamilton College.

     Gary J. Sbona, 58, has served as our Chairman and Chief Executive Officer since February 2001. Mr. Sbona currently serves as Chairman and Chief Executive Officer of Auspex Systems, Inc., a provider of network-attached storage solutions, and Verity, Inc., a software company specializing in knowledge retrieval software. In addition, Mr. Sbona serves as a director of 3D Systems Corporation, a solid imaging and mass customization company, and Calico Commerce Inc., a provider of interactive selling software for organizations selling complex products or services over the Internet. Since 1974, Mr. Sbona has served as the Chairman and Chief Executive Officer of Regent Pacific Management Corporation, an international turnaround management firm that is currently providing our company with management services.

CONTINUING DIRECTOR FOR TERM ENDING UPON THE 2002 ANNUAL MEETING OF STOCKHOLDERS

     Steven M. Krausz, 47, has served as a director of our company since May 1997. Mr. Krausz has been a managing member of several venture capital funds affiliated with U.S. Venture Partners, a venture capital firm, since August 1985. He also serves as a director of Verity, Inc., a provider of knowledge retrieval software products, and several private companies. Mr. Krausz holds an M.B.A. and a B.S. in Electrical Engineering from Stanford University.

     Anthony T. Maher, 57, has served as a director of our company since February 1999. Since May 1978, Mr. Maher has held various executive positions within the Siemens Public Communication Networks Group of Siemens AG, a network equipment provider, including as a member of the board of directors from October

1997 to present, Executive Director for Access Networks from October 1995 to September 1997, and Executive Director of Worldwide Product Planning from January 1993 to September 1995. Mr. Maher is currently a member of the board of Siemens ICN, Efficient Networks, Inc., a networking and communications company, Alvarion Ltd. (after the merger of Floware Wireless Systems Ltd. and Breezecom
Ltd), and several private companies. Mr. Maher holds an M.S. in Electrical Engineering and Solid State Physics and a B.S. in Electrical Engineering from the University of Illinois.

CONTINUING DIRECTORS FOR TERM ENDING UPON THE 2003 ANNUAL MEETING OF
STOCKHOLDERS

     Peter T. Morris, 45, has served as a director of our company since May 1997. Mr. Morris is a general partner at New Enterprise Associates, a venture capital firm, where he has been employed since 1992. He also serves as a director of Virata Corporation, a DSL chip provider, and several private companies. Mr. Morris holds an M.B.A. and a B.S. in Electrical Engineering from Stanford University.

     Lip-Bu Tan, 42, has served as a director of our company since October 1999. Mr. Tan is the Founder and Chairman of Walden International, a venture capital firm. Mr Tan also serves as a director of Centillium Technology Ltd., a fabless communication semiconductor company, Creative Technology Ltd., a multimedia product and peripheral company, Integrated Silicon Solution, Inc., a designer of high-performance memory devices, SINA.com, a Chinese media and Internet services company, and several private companies. Mr. Tan holds an M.S. degree in Nuclear Engineering from the Massachusetts Institute of Technology, an M.B.A. from the University of San Francisco, and a B.S. in Physics from Nanyang University, Singapore.

BOARD COMMITTEES AND MEETINGS

     The Board of Directors held 9 meetings and acted by unanimous written consent 5 times during the fiscal year ended December 31, 2000. The Board of Directors has an audit committee, a compensation committee and a secondary compensation committee. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and
(ii) the total number of meetings held by all committees of the Board on which such director served during the 2000 fiscal year.

     - Audit Committee. The audit committee currently consists of three directors, Messrs. Krausz, Kuhling and Tan, and is primarily responsible for approving the services performed by our independent auditors and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The audit committee did not meet during the 2000 fiscal year.

       The Board of Directors adopted and approved a written charter for its audit committee on March 1, 2000, a copy of which is attached hereto as Appendix A. The Board has determined that all members of the audit committee are "independent" as that term is defined in Rule 4200(a)(15) of the listing standards of the National Association of Securities Dealers.

     - Compensation Committee. The compensation committee currently consists of two directors, Messrs. Kuhling and Morris, and is primarily responsible for reviewing and approving our general compensation policies and setting compensation levels for our executive officers. The compensation committee and our board of directors have concurrent authority to administer our 2000 Stock Incentive Plan and to make option grants thereunder. The compensation committee did not meet during the 2000 fiscal year.

     - Secondary Compensation Committee. The secondary compensation committee currently consists of three directors, Messrs. Kuhling, Morris and Sbona, and has the separate but concurrent authority to grant options under our stock-based employee benefit plans to non-executive officer employees and consultants, subject to guidelines established by our compensation committee. During the 2000 fiscal year, Mr. Nihalani, as the then sole member of the committee, held 23 meetings.

DIRECTOR COMPENSATION

     We do not currently compensate directors in cash for their service as members of our Board of Directors. However, outside directors are reimbursed for all reasonable expenses incurred by them in attending board and committee meetings.

     Under the Automatic Option Grant Program in effect under our 2000 Stock Incentive Plan, each individual who first joins our Board as a non-employee director any time after our initial public offering will receive, at the time of such initial election or appointment, an automatic option grant, to purchase 30,000 shares of common stock, provided such person has not previously been in our employ. In addition, on the date of each annual stockholders meeting, beginning with the 2001 Annual Meeting, each individual who is to continue to serve as a non-employee Board member, whether or not such individual is standing for re-election at that particular Annual Meeting, will be granted an option to purchase 10,000 shares of common stock, provided such individual has served as a non-employee Board member for at least six months. Directors who are also employees are eligible to receive options and be issued shares of common stock directly under our 2000 Stock Incentive Plan. Each grant under the Automatic Option Grant Program or the 2000 Stock Incentive Plan will have an exercise price per share equal to the fair market value per share of our common stock on the grant date, and will have a maximum term of 10 years, subject to earlier termination should optionee cease to serve as a Board of Directors member. Steven M. Krausz, Robert F. Kuhling, Jr. and Brig. Gen. H.R. Johnson have voluntarily agreed to forego their Automatic Option Grant for the 2001 Annual Meeting.

     Our current Board members received the following stock option grants during the 2000 fiscal year, all of which are immediately exercisable and subject to a repurchase right by us which lapses as the options vest:

                                                         VESTING
                                                       COMMENCEMENT   NO. OF    EXERCISE
NAME                                      GRANT DATE       DATE       SHARES   PRICE/SHARE   VESTING
----                                      ----------   ------------   ------   -----------   -------
Steven M. Krausz........................   4/28/00       4/28/00      30,000     $11.70        (1)
Robert F. Kuhling, Jr. .................   4/28/00       4/28/00      30,000     $11.70        (1)
Peter T. Morris.........................   4/28/00       4/28/00      30,000     $11.70        (1)
Lip-Bu Tan..............................   4/28/00       4/28/00      30,000     $11.70        (1)

---------------

(1) The option shares vest over 24 equal monthly installments from the vesting commencement date; provided that, the unvested shares shall automatically become vested (a) in the event of a change in control or (b) if the optionee is not reelected to the board and at the time has not vested in all such shares.

     See "Certain Transactions" for additional information on transactions between us and Gary J. Sbona, our Chairman, Chief Executive Officer and member of our Board of Directors.

LEGAL PROCEEDINGS

     Certain of our directors have been named as co-defendants in legal proceedings against us. See "Certain Transactions" for information regarding these specific legal proceedings.

REQUIRED VOTE

     The two nominees receiving the highest number of affirmative votes of the outstanding shares of our common stock, voting together as a single class, present or represented by proxy and entitled to vote for them, shall be elected as directors. Each proxy cannot be voted for a greater number of persons than two.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE.

               PROPOSAL TWO: RATIFICATION OF INDEPENDENT AUDITORS

     The Board of Directors has appointed the firm of PricewaterhouseCoopers LLP, independent public auditors for our company during the 2000 fiscal year, to serve in the same capacity for the year ending December 31, 2001, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of PricewaterhouseCoopers LLP.

     In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the company and its stockholders.

     A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001.

                                 OTHER MATTERS

     We do not know of any matters to be presented at the annual meeting other than those mentioned in this proxy statement. If any other matters are properly brought before the Annual Meeting, it is intended that the proxies will be voted in accordance with the best judgment of the person or persons voting the proxies.

                            OWNERSHIP OF SECURITIES

     The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of November 29, 2001, by

     - all persons who are beneficial owners of five percent (5%) or more of the outstanding shares of our common stock;

     - each director and nominee for director;

     - the executive officers named in the Summary Compensation Table of the Executive Compensation and Related Information section of this Proxy Statement; and

     - all current directors and executive officers as a group.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. In computing the number of shares of common stock subject to options held by that person that are exercisable within 60 days of November 29, 2001, these shares are deemed outstanding for the purpose of determining the percentage ownership of the optionee. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other stockholder. Except as indicated by footnote, and subject to the community property laws where applicable, to our knowledge, the person named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the address for each person is our address at 301 Science Drive, Moorpark, California 93021. As of November 29, 2001, we had 50,630,912 shares of common stock outstanding.

                                                              NUMBER OF SHARES    PERCENTAGE OF SHARES
NAME OF BENEFICIAL OWNER                                     BENEFICIALLY OWNED    BENEFICIALLY OWNED
------------------------                                     ------------------   --------------------
NAMED EXECUTIVE OFFICERS & DIRECTORS
  Suresh Nihalani(1).......................................       5,577,388               10.9
  Frederic T. Boyer(2).....................................              --                  *
  Kiran P. Munj(3).........................................       1,100,542                2.2
  Pete S. Patel(4).........................................         515,453                1.0
  Hitendra Sonny Soni(5)...................................         198,186                  *
  Charles D. Vogt(6).......................................              --                  *
  Gary J. Sbona(7).........................................       3,557,217                6.6
  Steven M. Krausz(8)......................................       6,653,473               13.1
  Robert F. Kuhling, Jr.(9)................................       3,329,105                6.6
  Anthony T. Maher(10).....................................       9,205,648               18.2
  Peter T. Morris(11)......................................       3,935,632                7.8
  Lip-Bu Tan(12)...........................................       1,765,634                3.5
  All directors and executive officers as a group (9
     persons)(13)..........................................      28,962,162               52.8
OTHER 5% STOCKHOLDERS
  Occam Networks, Inc.(14).................................      30,189,454               59.6
     77 Robin Hill Road
     Santa Barbara, CA 93117
  Entities associated with Siemens AG(15)..................       9,142,648               18.1
     Hofmannstrasse 51, D-81359
     Munich, Germany

                                                              NUMBER OF SHARES    PERCENTAGE OF SHARES
NAME OF BENEFICIAL OWNER                                     BENEFICIALLY OWNED    BENEFICIALLY OWNED
------------------------                                     ------------------   --------------------
  Entities associated with New Enterprise Associates(16)...       3,907,118                7.7
     2490 Sand Hill Road
     Menlo Park, CA 94025
  Entities affiliated with U.S. Venture Partners(17).......       6,623,473               13.1
     2735 Sand Hill Road
     Menlo Park, CA 94025
  Onset Enterprise Associates III, L.P.....................       3,297,105                6.5
     2400 Sand Hill Road, Suite 150
     Menlo Park, CA 94025

---------------

  *  Represents less than 1% of the total shares.

 (1) Includes (a) 690,200 shares issuable upon the exercise of immediately exercisable options granted to Mr. Nihalani, (b) 4,564,502 shares held by a trust of which Mr. Nihalani and his wife are co-trustees, (c) 8,400 shares held by other members of Mr. Nihalani's immediate family, and (d) 314,286 shares held by Mr. Nihalani as trustee of a grantor retained annuity trust. Mr. Nihalani resigned as our Chairman and Chief Executive Officer in February 2001.

 (2) Mr. Boyer terminated his employment with us in February 2001.

 (3) Includes 57,142 shares held as trustee of two irrevocable trusts.

 (4) Includes 455,000 shares issuable upon the exercise of options that are immediately exercisable or exercisable within 60 days of November 29, 2001.

 (5) Mr. Soni resigned in April 2001.

 (6) Mr. Vogt resigned in November 2000.

 (7) Includes 3,557,217 shares issuable upon the exercise of options which are immediately exercisable or exercisable within 60 days of November 29, 2001.

 (8) Includes 30,000 shares issuable upon the exercise of immediately exercisable options. Also includes (a) 5,785,560 shares owned by U.S. Venture Partners V, L.P. ("USVP V"), (b) 321,420 shares owned by USVP V International, L.P. ("V Int'l"), (c) 179,995 shares owned by 2180 Associates Fund V, L.P. ("2180V"), (d) 141,425 shares owned by USVP V Entrepreneur Partners, L.P. ("EP V"), (e) 187,270 shares owned by U.S. Venture Partners VII, L.P. ("USVP VII"), (f) 3,901 shares owned by 2180 Associates Fund VII, L.P. ("2180 VII"), (g) 1,951 shares owned by USVP Entrepreneur Partners Fund VII-A, L.P. ("EP VII-A") and (h) 1,951 shares owned by USVP Entrepreneur Partners Fund VII-B, L.P. Mr. Krausz is a managing member of Presidio Management Group V, L.L.C. ("PMG V") and Presidio Management Group VII, L.L.C. ("PMG VII"). PMG V is the general partner of each of USVP V, V Int'l, 2180 V and EP V. PMG VII is the general partner of USVP VII. PMG V or PMG VII may be deemed to share voting and dispositive power over the shares held by each of USVP V, V INT'L, 2180 V, EP V and USVP VII, as the case may be. Accordingly, as the managing member of PMG V and PMG VII, Mr. Krausz may be deemed to share voting and dispositive power over these shares as well. Mr. Krausz disclaims beneficial interest in such shares, except as to his proportionate membership interest therein.

 (9) Includes 30,000 shares issuable upon the exercise of immediately exercisable options. Also includes 3,297,105 shares held by ONSET Enterprise Associates III, L.P. ("Onset"). Mr. Kuhling is the managing director of OEA III Management, LLC, the general partner of Onset and, as such, may be deemed to exercise voting and dispositive power over the shares held by Onset. Mr. Kuhling disclaims beneficial ownership of such shares except as to his proportionate interest therein.

(10) Includes 60,000 shares issuable upon the exercise of immediately exercisable options. Also includes 9,114,073 shares held by Siemens AG and 28,575 shares issuable upon exercise of a warrant held by Siemens ICN. Mr. Maher is of the board of Siemens ICN. Mr. Maher disclaims beneficial ownership of the shares underlying the warrant held by Siemens ICN.

(11) Includes 30,000 shares issuable upon the exercise of immediately exercisable options. Also includes 3,233,522 shares held by New Enterprise Associates VII, L.P. ("NEA VII") and 672,110 shares held by NEA Partners VII, L.P. ("NEA Partners VII"). Mr. Morris is a general partner of NEA VII and NEA Partners VII. Mr. Morris disclaims beneficial ownership in such shares, except to the extent of his proportionate partnership interest therein.

(12) Includes 30,000 shares issuable upon the exercise of immediately exercised options held by Mr. Tan and 2,500 shares held by a trust of which Mr. Tan is a co-trustee. Also includes (a) 239,823 shares owned by Walden EDB Partners, L.P., (b) 15,882 shares owned by Walden EDB Partners II, L.P.,
     (c) 240,436 shares owned by Walden Japan Partners, L.P., (d) 727,644 shares owned by Pacven Walden Ventures III, L.P. and (e) 509,349 shares owned by Walden-Nikko Mauritius Co. Mr. Tan is a general partner of each of the above entities, with the exceptions of (1) Pacven Walden Ventures III, L.P., of which he may be affiliated as a director of Pacven Walden Management Co, Ltd., which is a general partner of Pacven Walden Management L.P., which is a general partner of Pacven Walden Ventures III, L.P. and
     (2) Walden-Nikko Mauritius, of which he is a director. Mr. Tan disclaims beneficial interest in such shares, except to the extent of his pecuniary interest therein, arising as a result of his partnership interests in the above shares.

(13) Includes (a) 4,220,792 shares issuable upon exercise of options which are immediately exercisable or exercisable within 60 days of November 29, 2001.

(14) Based on Schedule B to the Schedule 13D filed with the Securities and Exchange Commission (the "SEC") on November 19, 2001 by Occam Networks, and includes (a) 9,142,648 shares beneficially owned by Anthony Maher, (b) 6,428,400 shares beneficially owned by U.S. Venture Partners and affiliates, (c) 5,577,388 shares beneficially owned by Suresh Nihalani, of which 4,887,188 shares are outstanding and 690,200 shares are issuable upon the exercise of options to purchase common stock that are exercisable within sixty days of November 9, 2001 (d) 3,905,632 shares owned by New Enterprise Associates and its affiliates, (e) 3,327,105 shares owned by ONSET Enterprise Associates, (f) 1,746,281 shares owned by Walden Ventures and affiliates, (g) 30,000 shares beneficially owned by Steven M. Krausz, all of which are issuable upon the exercise of options to purchase common stock that are exercisable within sixty days of November 9, 2001 and (h) 30,000 shares beneficially owned by Peter Morris, all of which are issuable upon the exercise of options to purchase common stock that are exercisable within sixty days of November 9, 2001. Pursuant to Voting Agreements entered into by Occam Networks and each of the beneficial owners listed in this note, Occam Networks is entitled to vote these shares in certain circumstances. See the Schedule 13D filed with the SEC for more information on the Voting Agreements.

(15) Includes (a) 9,114,073 shares held by Siemens AG and (b) 28,575 shares issuable upon exercise of a warrant held by Siemens ICN. Siemens AG is the parent company of Siemens ICN and, as such, may be deemed to exercise voting and dispositive power over the shares held by Siemens ICN.

(16) Includes (a) 3,905,632 shares held by NEA VII, (b) 672,110 shares held by NEA Partners VII and (c) 1,486 shares held by NEA General Partners, L.P.

(17) Includes (a) 5,785,560 shares owned by USVP V, (b) 321,420 shares owned by V Int'l, (c) 179,995 shares owned by 2180V, (d) 141,425 shares owned by EP V, and (e) 187,270 shares owned by USVP VII and (f) 3,901 shares owned by 2180 VII, 1,951 shares owned by EP VII-A and 1,951 shares owned by EP VII-B.

CHANGE IN CONTROL

     On November 9, 2001, we entered into a definitive merger agreement with Occam Networks, Inc., a privately held supplier of broadband loop carrier access equipment to global telecommunications service providers. The merger agreement was approved by our board of directors upon the recommendation of a special committee of our board and by Occam Networks' board of directors. Under the terms of the agreement, upon consummation of the merger, Occam Networks stockholders will receive shares of Accelerated Networks common stock and Occam Networks option holders and warrant holders will receive options and warrants in Accelerated Networks, collectively representing approximately 68% of the outstanding equity of Accelerated Networks on a fully diluted basis, including issued and outstanding options and warrants. Upon consummation of the merger, we expect that our directors and officers will be composed primarily of current directors and officers of Occam Networks, although one member of our current board of directors, or another designee, will continue as a member of the board following the merger. We also expect to re-locate our headquarters to Santa Barbara, California. The transaction is expected to close in the first quarter of 2002, subject to the satisfaction of certain customary closing conditions, including the approval of the stockholders of both companies. Stockholders of each company holding in excess of the percentage required to approve the merger have entered into voting agreements irrevocably agreeing to vote in favor of the merger. The merger agreement and voting agreements are filed as exhibits to the Current Report on Form 8-K filed by Accelerated Networks with the Securities and Exchange Commission on November 15, 2001.

     Several of our directors and 10% stockholders may have interests in Occam Networks. Steven M. Krausz, one of our directors, is also a director of Occam Networks. Mr. Krausz is also affiliated with U.S. Venture Partners, which beneficially owned approximately 13.1% of our outstanding common stock and shares of preferred stock representing approximately 43.5% of the common stock of Occam Networks on an as-converted basis as of November 29, 2001. Peter Morris, one of our directors, is affiliated with New Enterprise Associates, which, along with its associates, beneficially owned approximately 7.8% of our outstanding common stock and shares of preferred stock representing approximately 44.3% of the common stock of Occam Networks on an as-converted basis as of November 29, 2001. Thomas C. McConnell, a director of Occam Networks, is also affiliated with New Enterprise Associates.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to our executive officers as of November 29, 2001:

NAME                        AGE                           POSITION(S)
----                        ---                           -----------
Gary J. Sbona.............  58    Chairman, Chief Executive Officer, and Director
H. Michael Hogan III......  39    Vice President, Finance and Administration, Chief Financial
                                  Officer and Secretary
Pete S. Patel.............  49    Senior Vice President, Engineering and Operations
Benjamin DiLello..........  46    Vice President, Worldwide Sales and Marketing

     The following is a brief description of the capacities in which each of the executive officers served or has served at our company as well as their other business experience during the past five years.

     Gary J. Sbona has been our Chairman, Chief Executive Officer and a director since February 2001. Mr. Sbona's biography appears earlier in this Proxy Statement. See "Proposal One: Election of Directors."

     H. Michael Hogan III has been our Vice President, Finance and Administration, Chief Financial Officer and Secretary since February 2001. Prior to joining us, Mr. Hogan served as Senior Vice President, Chief Financial Officer and Secretary of 3D Systems Corporation from September 1999 to February 2001. Mr. Hogan has been a Principal of Regent Pacific, the professional services firm that is currently providing us with management services, since November 1996. Mr. Hogan holds a B.A. from Colgate University and is a Certified Insolvency Reorganization Accountant and a Certified Turnaround Professional.

     Pete S. Patel has been our Senior Vice President, Engineering and Operations since April 2001, and our Vice President, Operations since April 1999. Prior to joining us, Mr. Patel held various senior management positions at Advanced Fibre Communications, a telecommunications company, including Vice President of Operations from May 1998 to April 1999, Director of Operations from June 1997 to May 1998, Director of Design Verification and Test Engineering from May 1996 to June 1997, and Senior Test Engineering Manager from August 1995 to May 1996. From February 1988 to August 1995, Mr. Patel held various management positions at DSC Communications Corporation, a telecommunications company. Mr. Patel holds a F.Y.B.Sc.

in Science from Gujarat University, India and a B.V.Sc. and A.H. from Gujarat Agricultural University, India.

     Benjamin DiLello has been our Vice President, Worldwide Sales and Marketing since February 2001. From March 2000 to February 2001, Mr. DiLello was the Vice President of Sales of Centor Software Corp., a provider of collaborative provider solutions; from June 1999 to March 2000, Mr. DiLello was the Senior Vice President of Worldwide Sales and Marketing of HNC Software Corp., a software company; and from December 1994 to June 1999, Mr. DiLello was the Vice President of Sales and Marketing of Glovia International LLC, a software solutions company. Mr. DiLello is also a Principal of Regent Pacific. Mr. DiLello holds a B.S. from Rider University.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table provides certain summary information concerning the compensation earned for services rendered during the 1999 and 2000 fiscal years by our Chief Executive Officer for the 2000 fiscal year and each of our four other most highly compensated executive officers whose salary and bonus for the 2000 fiscal year was in excess of $100,000. In addition, Mr. Vogt is also included in the table because he would have been among our four most highly compensated executive officers on the last day of the 2000 fiscal year had he not resigned earlier during that year. No other executive officers who would have otherwise been includable in such table on the basis of salary and bonus earned for the 2000 fiscal year has been excluded by reason of his or her termination of employment or change in executive status during that year. The listed individuals are sometimes referred to herein as the "named executive officers."

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM COMPENSATION
                                                                        ------------------------
                                           ANNUAL COMPENSATION                   AWARDS
                                    ---------------------------------   ------------------------
                                                             OTHER                    SECURITIES
                                                             ANNUAL     RESTRICTED    UNDERLYING
                                                           COMPENSA-       STOCK       OPTIONS/       ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR   SALARY($)   BONUS($)   TION($)(1)   AWARD(S)($)    SARS(#)     COMPENSATION($)
---------------------------  ----   ---------   --------   ----------   -----------   ----------   ---------------
Suresh Nihalani(2).......    2000   $244,608         --     $19,994         --            --             --
  Chief Executive Officer    1999   $218,400         --          --         --            --             --
Hitendra Sonny Soni(3)...    2000   $150,000    $70,000     $ 5,537         --            --             --
  V.P., Business             1999    102,159    $76,881          --         --            --             --
  Development
Kiran P. Munj............    2000   $163,013         --     $ 7,199         --            --             --
  V.P., Hardware             1999    156,250         --          --         --            --             --
  Engineering
Frederic T. Boyer(4).....    2000   $157,820         --     $ 3,545         --            --             --
  Chief Financial Officer    1999    151,750         --          --         --            --             --
Pete S. Patel............    2000   $159,000         --     $   879         --            --             --
  V.P. Operations            1999   $108,928         --          --         --            --             --
Charles D. Vogt(5).......    2000   $202,841    $83,242     $ 4,691         --            --             --
  Vice President, Worldwide  1999   $ 24,715         --          --         --            --             --
  Sales

---------------

(1) Vacation earned above the limit over the past three years was paid out in cash in 2000.

(2) Mr. Nihalani resigned from his positions as Chairman, Chief Executive Officer and director in February 2001. However, Mr. Nihalani will continue to receive monthly salary payments of $13,590.00 through February 2002 at which time his employment will terminate. In addition, Mr. Nihalani received a one-time lump sum separation payment of $98,536.00 and accrued vacation of $17,836.89 at the time of his resignation.

(3) Mr. Soni resigned from his position as Vice President, Business Development in April 2001.

(4) Mr. Boyer terminated his employment with the Company as Vice President, Finance and Administration and Chief Financial Officer in February 2001.

(5) Mr. Vogt resigned from his position as Vice President, Worldwide Sales as of November 2000.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     The following table contains information concerning the stock options granted to our named executive officers during the 2000 fiscal year. All the grants were made under our Stock Option/Stock Issuance Plan. No stock appreciation rights were granted to the named executive officers during such fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                        INDIVIDUAL GRANTS
                        --------------------------------------------------
                        NUMBER OF     % OF TOTAL                                 POTENTIAL REALIZABLE VALUE AT
                        SECURITIES     OPTIONS                                ASSUMED ANNUAL RATES OF STOCK PRICE
                        UNDERLYING    GRANTED TO    EXERCISE                    APPRECIATION FOR OPTION TERM(1)
                         OPTIONS     EMPLOYEES IN   PRICE PER   EXPIRATION   -------------------------------------
NAME                     GRANTED     FISCAL YEAR      SHARE        DATE        0%(2)          5%           10%
----                    ----------   ------------   ---------   ----------   ----------   ----------   -----------
Suresh Nihalani(3)....   690,200        17.80%        7.00       01/09/10    2,415,700    6,971,020    13,962,746
Frederic T. Boyer.....        --           --           --             --           --           --            --
Kiran P. Munj.........   159,800         4.12%        7.00       01/09/10      209,300      603,980     1,209,754
Pete S. Patel.........    60,000         0.77%        7.00       01/09/10      140,000      404,000       809,200
Hitenda Sonny Soni....    40,000         1.03%        7.00       01/09/10      140,000      404,000       809,200
Charles D. Vogt.......        --           --           --             --           --           --            --

---------------

(1) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock prices. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These amounts represent assumed rates of appreciation in the value of the common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved. Potential realizable values are net of exercise price, but before the payment of taxes associated with exercise.

(2) Based on the deemed fair market value of our common stock as of January 10, 2000, as subsequently determined for accounting purposes to be approximately $10.50 per share.

(3) Mr. Nihalani's options vest in accordance with their terms while he remains an employee advisor with us up to a maximum of 359,479 vested shares. Any of his options which vest after February 13, 2001 and are exercised after May 13, 2001 will be treated as non-qualified stock options.

     All of the options have a term of ten years and vest over four years, with 25% of the option shares vesting one year after the option grant date and the remaining option shares vesting in a series of equal monthly installments over the succeeding 36 months. The exercise price was determined by the Board to be equal to the fair value of the common stock on the date of grant.

AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END VALUE

     The following table provides information, with respect to our named executive officers, concerning the exercise of options during the 2000 fiscal year and unexercised options held by them at the end of that fiscal year. None of our named executive officers exercised any stock appreciation rights during the 2000 fiscal year and no stock appreciation rights were held by our named executive officers at the end of such year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                   NUMBER OF               VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                                              FISCAL YEAR END(#)           FISCAL YEAR END($)(2)
                       SHARES ACQUIRED       VALUE        ---------------------------   ---------------------------
NAME                   ON EXERCISE(#)    REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                   ---------------   --------------   -----------   -------------   -----------   -------------
Suresh Nihalani(3)...           --                 --       690,200          --                  --        --
Frederic T. Boyer....           --                 --       300,000          --         $789,360.00        --
Kiran P. Munj........           --                 --       159,800          --                  --        --
Pete S. Patel........           --                 --       187,500          --         $278,103.00        --
Hitenda Sonny Soni...           --                 --        40,000          --                  --        --
Charles D. Vogt......      104,000        $118,248.00            --          --                  --        --

---------------

(1) Based upon the market price of the purchased shares on the exercise date less the option exercise price paid for those shares.

(2) Based upon the market price of $2.7812 per share, determined on the basis of the closing selling price per share of Common Stock on the Nasdaq National Market on December 30, 2001, less the option exercise price payable per share.

(3) Mr. Nihalani's options are exercisable and vest in accordance with their terms while he remains an employee advisor with us up to a maximum of 359,479 vested shares.

     All of the options in the above table were immediately exercisable on the date of grant, but are subject to our right of repurchase which lapses periodically over time.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

     We do not have any existing employment agreements with any of our named executive officers. Accordingly, our Board of Directors may terminate the employment of any named executive officer at any time at its discretion.

     We entered into a Separation Agreement and Consulting Agreement with Mr. Nihalani, in connection with his resignation in February 2001. See "Certain Transactions" for more information an this agreement.

     In February 2001, we appointed Gary J. Sbona as our Chairman of the Board and Chief Executive Officer. We entered into an employment agreement with Mr. Sbona, and we also entered into an agreement with Regent Pacific Management Corporation, a management firm of which Mr. Sbona is chairman and chief executive officer. See "Certain Transactions" for more information regarding these agreements.

     The compensation committee of the Board of Directors, as the plan administrator of the 2000 Stock Incentive Plan, has the authority to provide for accelerated vesting of the shares of common stock subject to any outstanding options held by the Chief Executive Officer or any other executive officer or any unvested share issuances actually held by such individual, in connection with certain changes in control of our company or the subsequent termination of the officer's employment following the change in control event.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Our compensation committee currently consists of Messrs. Kuhling and Morris. Neither of these individuals was an officer or employee of our company at any time during the 2000 fiscal year or at any other time.

     No current executive officer of our company has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our Board of Directors or compensation committee.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This report covers Accelerated Networks' fiscal year ended December 31, 2000. The Compensation Committee for the fiscal year ended December 31, 2000 was comprised of two outside directors, Messrs. Kuhling and Morris.

     It is the duty of the compensation committee to review and determine the salaries and bonuses of our executive officers, including our Chief Executive Officer, and to establish the general compensation policies for such individuals. The compensation committee also has the sole and exclusive authority to make discretionary option grants to our executive officers under our 2000 Stock Incentive Plan.

     The compensation committee believes that the compensation programs for the company's executive officers should reflect the company's performance and the value created for the company's stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the company and should reward individual contribution to the company's success. The company is engaged in a very competitive industry, and the company's success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals.

     General Compensation Policy. The compensation committee's policy is to provide the company's executive officers with compensation opportunities which are based upon their personal performance, the financial performance of the company and their contribution to that performance and which are competitive enough to attract and retain highly skilled individuals. Each executive officer's compensation package is comprised of three elements: (i) base salary that is competitive with the market and reflects individual performance, (ii) annual variable performance awards payable in cash and tied to the company's achievement of annual financial performance goals and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and the company's stockholders. As an officer's level of responsibility increases, a greater proportion of his or her total compensation will be dependent upon the company's financial performance and stock price appreciation rather than base salary.

     The company retains the services of an independent compensation consulting firm to advise the committee as to how the company's executive compensation levels compare to those of companies within and outside of the industry.

     Factors. The principal factors that were taken into account in establishing each executive officer's compensation package for the 2000 fiscal year are described below. However, the compensation committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

     Base Salary. In setting base salaries, the compensation committee reviewed published compensation survey data for its industry. The base salary for each officer reflects the salary levels for comparable positions in the published surveys and the comparative group of companies, as well as the individual's personal performance and internal alignment considerations. The relative weight given to each factor varies with each individual in the sole discretion of the compensation committee. Each executive officer's base salary is adjusted each year on the basis of (i) the compensation committee's evaluation of the officer's personal performance for the year and (ii) the competitive marketplace for persons in comparable positions. The company's performance and profitability may also be a factor in determining the base salaries of executive officers. For the 2000 fiscal year, the base salary of the company's executive officers ranged from the 40th percentile to the 58th percentile of the base salary levels in effect for comparable positions in the surveyed compensation data.

     Annual Incentives. The annual incentive bonus for the Chief Executive Officer is based on a percentage of his base pay but is adjusted to reflect the actual financial performance of the company in comparison to the Company's business plan. The other executive officers of the company are also awarded annual incentive bonuses equal to a percentage of base salary on the basis of the company's performance to plan, with additional consideration given to attainment of individual goals. Based on the company's EPS performance for fiscal year 2000, no bonuses were awarded to any of the named executive officers.

     Long Term Incentives. Stock options granted to the company's executive officers are designed to align the interests of the executive officers with those of the stockholders and provide each individual with a significant incentive to manage the company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of the company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years). Each option becomes exercisable in a series of installments over a 4-year period, contingent upon the officer's continued employment with the company. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by the company during the vesting period, and then only if the market price of the shares appreciates over the option term.

     The size of the option grant to each executive officer, including the Chief Executive Officer, is set by the compensation committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual's current position with the company, the individual's personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The compensation committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual. The compensation committee has established certain guidelines with respect to the option grants made to the executive officers, but has the flexibility to make adjustments to those guidelines at its discretion.

     CEO Compensation. In setting the total compensation payable to the company's Chief Executive Officer for the 2000 fiscal year, the compensation committee sought to make that compensation competitive with the compensation paid to the chief executive officers of the companies in the surveyed group, while at the same time assuring that a significant percentage of compensation was tied to company performance and stock price appreciation.

     The compensation committee adjusted Mr. Nihalani's base salary for the 2000 fiscal year in recognition of his personal performance and with the objective of maintaining his base salary at a competitive level when compared with the base salary levels in effect for similarly situated chief executive officers. With respect to Mr. Nihalani's base salary, it was the compensation committee's intent to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by company performance factors. For the 2000 fiscal year, Mr. Nihalani's base salary was approximately at the median of the base salary levels of other chief executive officers at the surveyed companies. Because Mr. Nihalani holds a significant equity stake in the Company, the Committee believes that he has a significant incentive to continue to contribute to the Company's financial success because he will benefit from any appreciation in the value of the Company.

     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance-based. Non-performance based compensation paid to the company's executive officers for the 2000 fiscal year did not exceed the $1 million limit per officer, and the compensation committee does not anticipate that the non-performance based compensation to be paid to the company's executive officers for fiscal 2001 will exceed that limit. The company's 2000 Stock Incentive Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is unlikely that the cash compensation payable to any of the company's executive officers in the foreseeable future will approach the $1 million limit, the compensation committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the company's executive officers. The compensation committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

     It is the opinion of the compensation committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the company's performance and the interests of the company's stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

     Submitted by the compensation committee of the Board of Directors:

                                          Robert F. Kuhling, Jr.
                                          Peter T. Morris

                             AUDIT COMMITTEE REPORT

     The following is the report of the audit committee with respect to Accelerated Networks, Inc.'s audited financial statements for the fiscal year ended December 31, 2000, which include the consolidated balance sheets of the company as of December, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2000, and the notes thereto. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended or the 1934 Securities Exchange Act, as amended, except to the extent that the company specifically incorporates it by reference in such filing.

     Review with Management. The audit committee has reviewed and discussed the company's audited financial statements with management.

     Review and Discussions with Independent Accountants. The audit committee has discussed with PricewaterhouseCoopers LLP, the company's independent accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of the company's financial statements.

     The audit committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant's independence from the company and its related entities) and has discussed with PricewaterhouseCoopers LLP their independence from the company.

     Conclusion. Based on the review and discussions referred to above, the committee recommended to the Board of Directors that the company's audited financial statements be included in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

     Submitted by the audit committee of the Board of Directors.

                                          Steven M. Krausz
                                          Robert F. Kuhling, Jr.
                                          Lip-Bu Tan

                              AUDIT AND OTHER FEES

FEES BILLED TO US BY PRICEWATERHOUSECOOPERS LLP RELATED TO THE 2000 FISCAL YEAR

     Audit Fees. Audit fees billed by PricewaterhouseCoopers LLP for the audit review of our annual financial statements and review of those financial statements included in our quarterly reports on Form 10-Q for the 2000 fiscal year totaled $202,720.

     Financial Information Systems Design and Implementation Fees: We did not engage PricewaterhouseCoopers LLP to provide advice regarding financial information systems design and implementation during our fiscal year ended December 31, 2000.

     All Other Fees: Fees billed by PricewaterhouseCoopers LLP during our 2000 fiscal year for all other non-audit services rendered to us, including tax related services and services rendered in connection with our initial public offering totaled $535,080.

     Determination of Independence. Our audit committee has determined that the provision of the above services, other than the audit services, by PricewaterhouseCoopers LLP is compatible with their maintenance of accountant independence.

                            STOCK PERFORMANCE GRAPH

     The graph depicted below shows a comparison of cumulative total stockholder returns for the Company, the Nasdaq Stock Market (U.S.) Index and the Nasdaq Telecommunications Index for the period from June 23, 2000, the date of our initial public offering, to December 29, 2000, the last trading day of the 2000 fiscal year.

                 COMPARISON OF 6 MONTH CUMULATIVE TOTAL RETURN*
                       AMONG ACCELERATED NETWORKS, INC.,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                    AND THE NASDAQ TELECOMMUNICATIONS INDEX

                              (PERFORMANCE GRAPH)

----------------------------------------------------------------------------------
                                                 Cumulative Total Return
                                        ------------------------------------------
----------------------------------------------------------------------------------
                                        6/23/2000     6/00       9/00       12/00
----------------------------------------------------------------------------------
 ACCELERATED NETWORKS, INC.               100.00      88.12      35.25       5.81
 NASDAQ STOCK MARKET (U.S.)               100.00     103.41      95.16      63.69
 NASDAQ TELECOMMUNICATIONS                100.00     105.87      84.52      53.82
----------------------------------------------------------------------------------

* $100 invested on 6/23/00 in stock or index -- including reinvestment of dividends. Fiscal year ending December 31.

     The graph assumes that $100 was invested in our common stock on June 23, 2000 and in each index, and that all dividends were reinvested. No cash dividends have been declared on our common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

     Notwithstanding anything to the contrary set forth in any of our previous or future filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this proxy statement or future filings made by us under those statutes, the compensation committee report, the audit committee report, reference to the independence of the audit committee members and the preceding stock performance graph are not deemed filed with the Securities and Exchange Commission and shall not be incorporated by reference into any such prior filings or into any future filings made by us under those statutes.

                              CERTAIN TRANSACTIONS

     In addition to the indemnification provisions contained in our Restated Certificate of Incorporation and Bylaws, we have entered into separate indemnification agreements with each of our directors. These agreements require us, among other things, to indemnify such director against expenses (including attorneys' fees), judgments, fines and settlements paid by such individual in connection with any action, suit or proceeding arising out of such individual's status or service as a director or officer of the company (other than such liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by us. We have been named as defendants in a number of securities class action lawsuits relating to our restatement of financial results for the 2000 fiscal year, and interim periods therein. We have also been named as defendants in several class action lawsuits generally referred to as "IPO Allocation" claims relating to our initial public offering in June 2000. Certain of our former officers and directors have been named as co-defendants in these class action lawsuits and we may be required to indemnify these persons in connection with the lawsuits.

     In October 2000, we entered into an amendment to our OEM agreement with Siemens ICN, a wholly-owned subsidiary of Siemens AG. In December 2000 we entered into a second amendment to this agreement. In December 2000, we entered into a guaranty and loan purchase agreement with Siemens Financial Services, Inc., an affiliate of Siemens AG, whereby we agreed to guarantee a portion of the loan between WCI Capital Corp. and Siemens Financial Services to facilitate the purchase of our product by Siemens for sale to Winstar Communications. In April 2001, Winstar Communications filed for protection under Chapter 11 of the U.S. Bankruptcy Code. In October 2001, we were notified that an event of default on the loan had occurred, and, accordingly Siemens Financial Services made an informal demand for payment of $981,000 related to the guarantee. As a result of this informal demand, during the quarter ended September 30, 2001, we recorded an adjustment to increase liabilities by $981,000 with a corresponding reduction in deferred revenue.

     In December 1999, we entered into a two year warrant issuance agreement with Siemens ICN pursuant to which we agreed to issue Siemens ICN warrants to purchase up to 150,000 shares of our common stock, based upon the amount and timing of Siemens' purchases of our products. As of September 30, 2001, we had issued warrants to purchase a total of 28,575 shares of our common stock at a purchase price of $7.00 per share pursuant to this Agreement. Siemens ICN is affiliated with Siemens AG, which beneficially owned approximately 18.2% of our outstanding common stock as of November 29, 2001.

     We entered into a Separation and Consulting Agreement with Suresh Nihalani after he resigned from his positions as Chairman, Chief Executive Officer and director in February 2001. Pursuant to the terms of this agreement, Mr. Nihalani will remain an employee and will provide advisory services for us through February 2002. We will continue to pay him monthly salary payments of $13,590.00 through February 2002. In addition, we paid Mr. Nihalani a one-time lump sum separation payment of $98,536.00 and accrual vacation of $17,836.89 at the time of his resignation. Upon the execution of this agreement, our purchase option lapsed with respect to Mr. Nihalani's shares that subject to that certain Founder/Employee Shareholder Agreement dated as of March 28, 1997, as amended.

     In February 2001, Mr. Gary J. Sbona was appointed as our Chairman of the Board and Chief Executive Officer, and we entered into a Retainer Agreement with Regent Pacific Management Corporation, a management firm of which Mr. Sbona is the Chairman and Chief Executive Officer. Pursuant to this agreement, Regent Pacific agreed to provide us management services, at a fee of $75,000 per week, including the services of Mr. Sbona, as Chief Executive Officer and Chairman, and other Regent Pacific personnel as part of our management team. The agreement has an 18 month term, with the first 12 months being non-cancellable, with an advance retainer of $300,000.

     In connection with Mr. Sbona's service as our Chairman and Chief Executive Officer, we also entered into an employment agreement with Mr. Sbona. The employment agreement has an initial term of 18 months, which expires on August 12, 2002, after which, the parties will have an "at-will" relationship. The agreement may also be earlier terminated for cause or disability. Under the agreement, we are required to pay Mr. Sbona $1,000 per week, in addition to any compensation he may receive from Regent Pacific Management

Corporation. In addition, our Board of Directors granted Mr. Sbona an option to purchase 3,880,600 shares of our common stock at an exercise price of $1.938 per share. The option has a term of five years, and 323,383 of the shares subject to the option are immediately vested with the remaining shares vesting over eleven equal monthly installments. The option also provides for accelerated vesting in the event of the termination of Mr. Sbona's employment or the Regent Pacific contact without cause or upon a change in control.

     All future transactions between Accelerated Networks and its officers, directors, principal stockholders and affiliates will be approved by a majority of the independent and disinterested members of the Board of Directors, and will be on terms no less favorable to the company than could be obtained from unaffiliated third parties.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     The members of the Board of Directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 which require them to file reports with respect to their ownership of the common stock and their transactions in such common stock. Based upon (i) the copies of
Section 16(a) reports which we received from such persons for their 2000 fiscal year transactions in the common stock and their common stock holdings, and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 2000 fiscal year, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and greater than ten percent beneficial owners.

                                 ANNUAL REPORT

     A copy of our Annual Report on Form 10-K for the 2000 fiscal year, and our quarterly report on Form 10-Q for the quarter ended September 30, 2001, as filed with the Securities and Exchange Commission, have been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The annual report and the quarterly report are not incorporated into this Proxy Statement and are not considered proxy solicitation material. We did not prepare a separate annual report to the stockholders.

                                         BY ORDER OF THE BOARD OF DIRECTORS OF
                                         ACCELERATED NETWORKS, INC.

                                         /s/ H. MICHAEL HOGAN III



                                         H. Michael Hogan III
                                         Vice President, Finance and
                                         Administration,
                                         Chief Financial Officer and Secretary

Moorpark, California
December 5, 2001

                                                                      APPENDIX A

                            AUDIT COMMITTEE CHARTER

I.  PURPOSE

     The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of internal controls which management and the Board of Directors have established, and the Corporation's audit and financial reporting process.

     The independent accountants' ultimate responsibility is to the Board of Directors and the Audit Committee, as representatives of the shareholders. These representatives have the ultimate authority to select, evaluate, and, where appropriate, replace the independent accountants.

     The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II.  COMPOSITION

     The Audit Committee shall be comprised of three or more independent directors.

     All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

III.  MEETINGS

     The Committee shall meet on a regular basis and shall hold special meetings as circumstances require.

IV.  RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties the Audit Committee shall:

          A. Review this Charter at least annually and recommend any changes to the Board.

          B. Review the organization's annual financial statements and any other relevant reports or other financial information.

          C. Review the regular internal financial reports prepared by management and any internal auditing department.

          D. Recommend to the Board of Directors the selection of the independent accountants and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee shall obtain a formal written statement from the independent accountants delineating all relationships between the accountants and the Corporation consistent with Independence Standards Board Standard 1, and shall review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants' independence.

          E. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

          F. Following completion of the annual audit, review separately with the independent accountants, the internal auditing department, if any, and management any significant difficulties encountered during the course of the audit.

          G. Perform any other activities consistent with this Charter, the Corporation's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

PROXY                      ACCELERATED NETWORKS, INC.

               ANNUAL MEETING OF STOCKHOLDERS, DECEMBER 28, 2001

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                           ACCELERATED NETWORKS, INC.

    The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held December 28, 2001 and the Proxy Statement and appoints Gary J. Sbona and H. Michael Hogan III, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Accelerated Networks, Inc. which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the company to be held at the Hyatt San Jose, 1740 North First Street, San Jose, California on December 28, 2001 at 10:00 A.M. Pacific Time (the "Annual Meeting"), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

1. To elect the following directors to serve for a three-year term ending in the year 2004 or until their successors are duly elected and qualified.

                                         FOR                             WITHHOLD AUTHORITY TO VOTE
Robert F. Kuhling, Jr.                   [ ]                                        [ ]
Gary J. Sbona                            [ ]                                        [ ]

2. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of the company for the fiscal year ending December 31, 2001.

            FOR  [ ]            AGAINST  [ ]            ABSTAIN  [ ]

3. In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

            FOR  [ ]            AGAINST  [ ]            ABSTAIN  [ ]

     The Board of Directors recommends a vote IN FAVOR OF the directors listed above and a vote IN FAVOR OF each of the listed proposals. This Proxy, when properly executed, will be voted as specified above. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF THE DIRECTORS LISTED ABOVE AND IN FAVOR OF THE OTHER PROPOSALS.

                                                        Please print the name(s)
                                                        appearing on each share
                                                        certificate(s) over
                                                        which you have voting
                                                        authority:

                                                        ------------------------
                                                           (PRINT NAME(S) ON
                                                              CERTIFICATE)

                                                        Please sign your name:

                                                        ------------------------
                                                              (AUTHORIZED
                                                             SIGNATURE(S))

                                                        Date:

                                                        ------------------------